                                                                Exhibit 21.1


                                Subsidiaries

    All of the companies listed below are Colorado corporations, unless otherwise indicated.

BP Programming, Inc.
Galactic/Tempo, a Colorado general partnership
Great American Country, Inc.
JPN, Inc.
Jones Audio Services, Inc.
Jones/Capstar Radio Programming LLC
Jones Direct, Ltd.
Jones Earth Segment, Inc.
Jones Galactic Radio, Inc.
Jones Galactic Radio Partners, Inc.
Jones Infomercial Networks, Inc.
Jones Infomercial Network Ventures, Inc.
Jones Infomercials International, Ltd.
Jones MAI Radio, Inc.
Jones/Owens Radio Programming LLC
Jones Radio Holdings, Inc.
Jones Radio Network, Inc.
Jones Radio Network Ventures, Inc.
Jones Space Holdings, Inc.
MediaAmerica, Inc., a New York corporation
Product Information Network Venture, a Colorado joint venture